Exhibit 99.1

Verisign Announces 3.25% Junior Subordinated Convertible Debentures Due 2037 to Pay Contingent Interest

RESTON, VA – Aug. 18, 2014 – VeriSign, Inc. (NASDAQ: VRSN), a global leader in domain names and Internet security, announced that the upside trigger on its 3.25% junior subordinated convertible debentures due 2037 (CUSIP Nos. 92343EAD4 and 92343EAC6) (the “Notes”) has been met for the six-month interest payment period from Aug. 15, 2014, to Feb. 14, 2015. As a result, contingent interest will be paid on the Notes for that six-month interest payment period. Contingent interest of approximately $5.2 million on the $1.25 billion outstanding principal amount of the Notes, or approximately $4.1806 per $1000 principal amount of the Notes, will be paid on Feb. 15, 2015, to the holders of record as of Feb. 1, 2015.

About Verisign
As a global leader in domain names and Internet security, Verisign powers the invisible navigation that takes people to where they want to go on the Internet. For more than 15 years, Verisign has operated the infrastructure for a portfolio of top-level domains that today includes .com, .net, .tv, .edu, .gov, .jobs, .name and .cc, as well as two of the world’s 13 Internet root servers. Verisign’s product suite also includes Distributed Denial of Service (DDoS) Protection Services, iDefense Security Intelligence Services and Managed DNS. To learn more about what it means to be Powered by Verisign, please visit VerisignInc.com.

VRSNF

Statements in this announcement other than historical data and information constitute forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 as amended and Section 21E of the Securities Exchange Act of 1934 as amended. These statements involve risks and uncertainties that could cause our actual results to differ materially from those stated or implied by such forward-looking statements. The potential risks and uncertainties include, among others, the uncertainty of whether the Company will be able to pay the contingent interest when it becomes due and whether the aggregate amount of contingent interest payable or the outstanding principal amount of the Notes will change between the date of this announcement and the contingent interest payment date. More information about potential factors that could affect our business and financial results is included in our filings with the SEC, including in our Annual Report on Form 10-K for the year ended Dec. 31, 2013, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K. Verisign undertakes no obligation to update any of the forward-looking statements after the date of this announcement.

Contacts
Investor Relations: Miranda Weeks, mweeks@verisign.com, 703-948-3996
Media Relations: Deana Alvy, dalvy@verisign.com, 703-948-4179

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